EXHIBIT 10.1

GEEKNET, INC.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Caroline Offutt (“Executive”) and Geeknet, Inc. (the “Company”) as of the Effective Date, as defined in Section 6(e) below:

RECITALS

WHEREAS, Executive is currently employed by the Company;

WHEREAS, the Company and Executive (each a “Party”, and collectively the “Parties”) entered into a Restated Employment Agreement dated as of April 9, 2009 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will end on September 8, 2011 (the “Termination Date”);

WHEREAS, the Parties, and each of them, wish to set forth the terms of Executive’s separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company as defined herein; and

NOW THEREFORE, in consideration of the promises, mutual covenant, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties mutually agree to be legally bound, as follows:

1.             Capacity to Execute.  Each of the Parties represents that the Company or the Executive, as applicable, (a) is legally viable and competent to enter this Agreement, (b) is relying on independent judgment and the advice of legal counsel, and (c) has not been influenced, pressured or coerced to any extent whatsoever in entering into this Agreement by any representations or statements made by the Company and/or any person or persons representing the Company, and that the individuals executing this Agreement are authorized to do so.  Each of the Parties further represents and warrants that the Party has not sold, assigned, transferred, conveyed or otherwise disposed of all or any part of the claims released hereunder, whether known or unknown.

2.             Consideration.

Subject to the occurrence of the Effective Date, in exchange for the waiver and release of claims and the covenants provided hereunder and other good and valuable consideration, Executive shall receive the following:

(a) Base Salary Continuation. Executive shall continue to receive her bi-monthly base salary payments based on her current annual base salary (less all legally required deductions and withholdings) during the period from September 8, 2011 through December 31, 2011

(“Severance Period”), with such continued base salary beginning to be paid on the Company’s first regular payroll date immediately following the Effective Date and otherwise shall be paid in accordance with the Company’s regular payroll practices.  The first payment shall include all payments under this Section 2(a) that have accumulated, but have not yet been paid as of the first payment date, less tax deductions and withholdings.

(b) 2011 Guaranteed Bonus.  Executive shall be entitled to a lump sum payment equal to her guaranteed bonus for 2011 in the total gross amount of Two-Hundred Thousand Dollars ($200,000) (less applicable tax deductions and withholdings) payable at the same time as annual bonuses are paid to similarly situated executives of the Company who remain employed by the Company through December 31, 2011.

(c) Additional Payments.  Executive shall be entitled to receive the total gross amount of Three-Hundred Thousand Dollars and Twenty Four Cents ($300,000.24) (less applicable tax deductions and withholdings), with such amount to be paid in seventy-two (72) installments of Four Thousand One Hundred Sixty Six Dollars and Sixty Seven Cents ($4,166.67) (i.e., monthly payments of Eight Thousand Three Hundred Thirty Three Dollars and Thirty Four Cents ($8,333.34)), payable on the 15th and last day of each month beginning on the first payment date following January 1, 2012, subject to Executive’s execution of a waiver and release of claims in the form attached as Exhibit A hereto prior to the December 31st  payment dates in calendar years 2012, 2013 and 2014 as applicable.  Executive shall have the right to cease providing consulting services and cease receiving payments under this Section 2(c) and no longer be subject to the restrictions set forth in Section 10, upon Executive providing the Company with written notice providing the name of the new employer and the nature of Executive’s position with the new employer (the date of the termination of such payments, the “Early Payment Termination Date”).

(d) Accrued PTO.  Executive shall be entitled to receive her accrued paid time off (“PTO”) or vacation through and including the Termination Date in accordance with the Company’s regular policies, but she shall not accrue PTO or vacation during the Severance Period.

(e) Accelerated Vesting.  On the Effective Date (as defined in Section 6(e) below), (i) the unvested outstanding stock options held by Executive that are set forth on Exhibit B hereto and (ii) twenty-six thousand and forty-two (26,042) unvested restricted stock units (the “Restricted Stock Units”) held by Executive, in each case granted under the Company’s 1998 Stock Option Plan or the Company’s 2007 Stock Option Plan, shall immediately vest and, with respect to the stock options, become exercisable.  The Restricted Stock Units that vest pursuant to clause (ii) shall be settled as soon as practicable following vesting, but in no event later than December 31, 2011.  All other unvested Awards (as defined in the Employment Agreement) held by Executive shall be immediately forfeited as of the Effective Date.  Vested stock options held by Executive shall remain exercisable for a ninety (90) day period immediately following the Effective Date.  In all events the equity awards that vest in accordance with this Section 2(e) are subject to Section 11 of this Agreement.

(f) COBRA Reimbursement. Executive’s health insurance benefits will remain in effect through September 30, 2011.  To the extent permitted by law and by the Company’s current group health insurance policies, Executive will be eligible to continue her health insurance benefits after September 30, 2011, under the federal COBRA law at her own expense.

Executive will be provided with a separate notice of her COBRA rights. Subject to this Agreement becoming effective on the Effective Date, the Company will, however, pay on Executive’s behalf the premium payments through March 31, 2012, provided that Executive shall make reasonable efforts to notify Company promptly if she becomes eligible to receive health insurance benefits from a future employer prior to March 31, 2012.

The obligations set forth in this Section 2 shall constitute the total payment and benefit obligations under this Agreement or otherwise (including, without limitation, the Employment Agreement), understanding that nothing contained in this Agreement shall impair any rights that Executive may have with respect to amounts vested under any applicable pension, savings, other retirement or health plan.  Accordingly, Executive understands and warrants that no further amount is or shall be due or claimed to be due from the Company and/or from any other person or entity released in Section 5 below with respect to any claim or claims released in Section 5 below.  Furthermore, Executive acknowledges and agrees that her receipt of the consideration described in this Section 2 is subject to and conditioned upon her compliance with the obligations and covenants contained in Sections 3, 4, 7, 8, 9 and 10 below.  Should Executive fail to meet her obligations or violate the covenants contained in Sections 3, 4, 7, 8, 9 and/or 10, the Company shall have no obligation to make any further payments pursuant to this Section.

3.           Transition and Consulting Services.  Executive shall be present at the Company and shall continue to work diligently to provide all of the services required of her in her role as President and Chief Executive Officer of ThinkGeek through September 8, 2011 and shall maintain the confidentiality of the terms of this Agreement until it is formally announced by the Chief Executive Office of the Company.  Beginning on September 8, 2011 through December 31, 2011, Executive shall provide eight (8) hours per week of consulting services as a special advisor to the incoming President and Chief Executive Officer of ThinkGeek and beginning January 1, 2012 and for the duration of the period during which Executive continues to be entitled to payments under Section 2, Executive agrees to provide eight hours of consulting services to the incoming President and Chief Executive Officer of ThinkGeek relating to the transition of Executive’s duties with the Company.  For each week during which the President and Chief Executive Officer of ThinkGeek requests, and Executive provides, more than eight (8) hours of consulting services, Executive shall bill the Company at a rate of two hundred dollars ($200) for hour or any part of an hour that exceeds eight (8) hours per week.

4.           Confidential Information; Company Property.

(a) Executive agrees, at all times, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of her employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.  Executive’s duty of confidentiality hereunder shall survive the termination of this Agreement and shall survive the expiration of payments outlined in Section 2 above.

(b) Executive agrees, at all times, to maintain the confidentiality of the existence and terms of this Agreement.  Executive shall not disclose the fact of this Agreement or any of its terms or provisions to any person or entity without the prior written consent of the Chief Executive Officer of the Company; provided, however, that nothing in this Section 4(b) shall prohibit Executive from the disclosure of such information to her spouse or any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Section 4(b).  In entering into this Agreement, Executive represents that she has maintained the confidentiality of the existence and terms of this Agreement.

(c) No later than September 8, 2011, Executive shall return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information or relating to the business or proposed business of the Company (or any parent or subsidiary of the Company) or containing any trade secrets relating to the Company (or any parent or subsidiary of the Company).  For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act.  Executive agrees that, no later than September 8, 2011, Executive shall represent in writing to the Company that she has complied with the foregoing provisions of this Section 4(c).  Notwithstanding the foregoing, the Company shall provide property necessary for Executive to provide any consulting services contemplated by Section 3 of this Agreement, with such property to be provided at the direction of the President and Chief Executive Officer of ThinkGeek.

5.           Full Release of All Claims by Executive. In exchange for the consideration provided by the Company as described in Section 2, which is consideration to which Executive otherwise would not be entitled to receive, Executive, on behalf of Executive’s agents, representatives, attorneys, assigns, heirs, dependents, executors, and administrators, fully and forever releases, and agrees not to sue, the Company and its officers, directors, executives, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of Executive’s execution of this waiver and release of claims (the “Waiver and Release”), regardless of whether known or unknown, and regardless of whether asserted by Executive to date, including, but not limited to all claims for or relating to:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including, without limitation, claims for severance pay, bonuses, sick leave, holiday pay or vacation pay;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Family & Medical Leave Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act and the Virginia Human Rights Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Parties agree that the Waiver and Release set forth in this section shall be and remains in effect in all respects as a complete general release as to the matters released. This Waiver and Release does not extend to: (i) any obligations incurred under this Agreement; (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; or (iii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company.

6.             Acknowledgment of Waiver of Claims under ADEA.

(a)           Executive is advised to seek legal counsel regarding the terms of this Agreement, which includes a release of all claims that exist as of the date of the execution of this Agreement.  Executive acknowledges that she has either sought legal counsel or has consciously decided not to seek legal counsel, contrary to the Company’s advice, regarding the terms and effect of this Agreement.

(b)           Executive acknowledges that this Agreement releases only those claims which exist as of the date of Executive’s execution of this Agreement.

(c)           Executive acknowledges that Executive may take twenty-one (21) days from the date of receipt of this Agreement within which to consider and sign this Agreement, but to the extent that she executes this Agreement before the expiration of the twenty-one-day period, she does so knowingly and voluntarily and only after consulting her legal counsel.

(d)           Executive acknowledges that Executive shall have seven (7) days from the date of signing this Agreement to revoke the Agreement in writing in its entirety (“Revocation Period”).  Executive acknowledges that the Agreement shall not become effective or enforceable until the Revocation Period has expired.  In the event that Executive chooses to revoke this Agreement, within the Revocation Period, Executive shall:

(i)
Revoke the entire Agreement in a signed writing, delivered to the following person on or before the seventh (7th) day after Executive executed the Agreement:

Carol DiBattiste
Executive Vice President, General Counsel and Chief Administrative Officer
11216 Waples Mill Rd., Suite 100
Fairfax, VA  22030

(ii)	Forfeit any and all right to payment as contemplated by this Agreement; and

(iii)	Return the full amount of consideration received, if any, to the Company along with the signed writing.

(e)           The “Effective Date” of this Agreement shall be the eighth (8th) day after the date on which Executive signs the Agreement, assuming that Executive has not revoked the Agreement in writing during the Revocation Period.

(f)           Executive expressly acknowledges that the payments and the other consideration that Executive is receiving under this Agreement constitute material consideration for the execution of this Agreement, and represent valuable consideration to which Executive would not otherwise be entitled.

7.             Cooperation. Executive agrees to make herself available to the Company following the Termination Date to assist the Company, as may be requested by the Company at mutually convenient times and places taking into account Executive’s other business and personal commitments, with respect to the business of the Company or any other matters relating to or in connection with the Company with respect to matters of which Executive has relevant knowledge. Furthermore, Executive agrees that she shall not act in any manner that might damage the business of the Company nor shall she encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Releasees, unless under a subpoena or other court order to do so. Executive further agrees both to immediately notify in writing the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

8.             Mutual Nondisparagement. Executive agrees that at all times she shall refrain from making, and shall not cause any other person to make, any disparaging statements about the Company or any of its directors, shareholders, affiliates, advisors, representatives, officers, partners, agents, current or former employees.  Such prohibited disparaging statements would include, without limitation, the business, products, intellectual property, financial standing, future, or employment /compensation/benefit practices of the Company or any of its affiliates.  Like, the Company agrees not to make any oral or written statement to any person that disparages, defames, libels or slanders Executive.  The Company’s obligations pursuant to this Section 8 shall only apply to its current executive officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and members of its Board of Directors.

9.             Nonsolicitation. Executive agrees that for the period beginning on the date hereof and ending on the earlier of the first anniversary of the Early Payment Termination Date and December 31, 2014, Executive shall not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six (6)-month period prior to the Termination Date), employed by the Company (or any parent or subsidiary of the Company) to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company (or any parent or subsidiary of the Company), (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of Executive’s employer, or (iii) induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company (or any parent or subsidiary of the Company) to cease doing business with the Company (or any parent or subsidiary of the Company), or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company (or any parent or subsidiary of the Company), on the other hand.  Executive expressly acknowledges that the scope of the limitations set forth in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests.

10.           Noncompetition.  Executive agrees that for the period during which Executive continues to receive payments from Company pursuant to Section 2 above, Executive shall not, directly or indirectly (whether through affiliates, relatives, or otherwise), for payment or gratuitously, engage, work for, consult, write for, contribute to, own, establish, be a partner in, advise, or be employed by any Competing Business.  For purposes of this Agreement, “Competing Business” means any E-commerce business or media business that primarily sells through the internet any products that are similar to the products sold by the Company, including, but not limited to, a commercial business that is the same or substantially similar to any of the Company’s businesses (which for the avoidance of doubt includes, but is no limited to, X-treme Geek, Vat19.com, Firebox.com, Perpetual Kid, Exel, GSI Commerce Inc., eBay, Amazon, Wal-Mart, Target, Old Navy).  Executive may seek clarifications and/or waiver of these restrictions on a case-by-case basis by sending a written request to the Company’s then current General Counsel.  The Company agrees to consider such requests in good faith, will respond within five (5) business days, and will not unreasonably without its consent allowing Executive to become employed by another company in a position that is not likely to lead to (a) significant competition with the Company, (b) disclosure of confidential information, or (c) injure other protectable interests on the Company.  For the avoidance of doubt, ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.  Executive expressly acknowledges that the scope of the limitations set forth in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests.

11.           Company Code of Conduct and Other Policies.  Executive acknowledges and agrees that she will continue to be bound by and abide with (a) the Company’s Code of Business Conduct and Ethics that Executive acknowledged on May 15, 2008, including, without limitation, her obligations relating to U.S. Securities Laws under Section III(F) thereof and (b) all other Company policies applicable to Executive as of the Termination Date.  For the avoidance of doubt, Executive agrees not to sell (or enter into any transaction with the economic effect of or similar to a sale) any shares of Company common stock until any blackout period in existence on the Effective Date is terminated by the Company.

12.           No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made or any potential claims; or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

13.           Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as expressly provided herein.

14.           Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding which may be commenced, prosecuted or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, or with Executive’s aid or approval, contrary to the provisions of this Agreement. Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

15.           Equitable Relief.  Executive acknowledges and agrees that by virtue of her employment with the Company and the post-employment covenants set forth under Sections 4, 7, 8, 9 10 and 11, the Company shall suffer irreparable loss and damages if Executive should breach or violate any of the covenants and agreements contained in this Agreement.  Executive further acknowledges and agrees that the covenants outlined herein are reasonably necessary to protect and preserve the Company’s business and assets, including, but not limited to, its Confidential

Information, goodwill and its customer and/or other business relationships.  Executive further agrees and consents that, in addition to any other remedies available to the Company for such breach or threatened breach, the Company shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of Sections 4, 7, 8, 9, 10 and/or 11.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

16.           Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Fairfax County, in the Commonwealth of Virginia before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Virginia Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration and/or any subsequent enforcement action shall be awarded its reasonable attorneys’ fees and costs.  Except as otherwise provided in Section 15 of this Agreement, the Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute relating to Executive’s obligations under this Agreement.

17.           No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

18.           Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion thereof so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

19.           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Agreement (including the Employment Agreement) have been superseded by the terms of this Agreement.

20.           No Waiver. The failure of either Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

21.           Section 409A.  The Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the

Code, shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  Each payment under this Agreement shall be treated as a separate payment for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided during the six-month period immediately following the Termination Date shall instead be paid or provided on the first business day after the date that is six months following the Termination Date (the “Delayed Payment Date”).  If Executive dies following the Termination Date and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (a) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (c) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Termination Date).  Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

22.           No Oral Modification. Any modification of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

23.           Governing Law. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Virginia, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia.

24.           Withholding.  All payments made pursuant to this Agreement shall be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

25.           Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26.           Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) Executive acknowledges that the Company has offered him up a reasonable time to consider the terms and conditions of this Agreement;

(d) They understand the terms of this Agreement and of the releases it contains; and

(e) They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 9/7/11	By	/s/ Kenneth G. Langone
Chief Executive Officer, Geeknet, Inc.

Dated: 9/6/11	By	/s/ Caroline Offutt
an individual

Exhibit A

Form of Waiver and Release of Claims

In consideration of the payments contained in Section 2(c) of your Separation Agreement with Geeknet, Inc. (the “Company”) dated _________ 2011 (the “Separation Agreement”), and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the Releasees (as defined below) up to the date of execution of this release (the “Release”), you hereby:

release the Company and its officers, directors, executives, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of your execution of this Release, regardless of whether known or unknown, and regardless of whether asserted by you to date, including, but not limited to all claims for or relating to:

(a) any and all claims relating to or arising from your relationship with the Company and the termination of that relationship, including, without limitation, claims for severance pay, bonuses, sick leave, holiday pay or vacation pay;

(b) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state, or municipal statute, including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Family & Medical Leave Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act and the Virginia Human Rights Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs;

agree that the Release shall be and remains in effect in all respects as a complete general release as to the matters released. You and the Company hereby agree that the Release does not extend to: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; or (ii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Releasees relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing;

acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; and (ii) you have been advised to consult with an attorney before executing this Release; and

represent that you have since ___, 20__ and you continue to comply with the restrictive covenants and obligations set forth in Sections 4, 7, 8, 9 and 10 of the Separation Agreement.

This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  This Release shall be deemed to have been executed and delivered within the Commonwealth of Virginia, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	September 7, 2011	By	/s/ Kenneth G. Langone
		Name:	Kenneth G. Langone
		Title:	President and Chief Executive Officer, Geeknet, Inc.

Dated:	September 6, 2011	By	/s/ Caroline Offutt

Caroline Offutt, an individual

Exhibit B

Unvested Stock Options that Vest on Termination of Employment

Grant Date	# of Stock Options Vesting	Exercise Price
December 29, 2006	375	$50.80
September 10, 2008	611	$13.50
September 10, 2008	170	$13.50
July 31, 2009	625	$11.90
April 22, 2010	469	$15.60